NEWS RELEASE 18-05-095 2907 Butterfield Road Oak Brook, Ill. 60523 www.inland-western.com

FOR IMMEDIATE RELEASE

Contact:  Georganne Palffy, The Inland Real Estate Group of Companies, Inc (Analysts)

  (630) 218-8000 Ext 2358 or palffy@inlandgroup.com

  Darryl Cater, The Inland Real Estate Group of Companies, Inc. (Media)

  (630) 218-8000 Ext. 4896 or cater@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

ENTERS INTO $225 MILLION UNSECURED CREDIT FACILITY

Oak Brook, Ill.  Oct. 16, 2007 – Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) today announced that it had entered into a three-year $225 million unsecured revolving line of credit with a $75 million accordion feature, for a total borrowing capacity of $300 million.

Steven P. Grimes, principal financial officer of Inland Western commented, “This credit facility will enhance our financial and operational flexibility.  The facility also represents a further validation by our lenders of our business strategy and financial strength.  We want to thank our bank group for their support, particularly in light of the challenging market conditions, and we look forward to strengthening our partnerships with them going forward.”

KeyBank National Association is acting as administrative agent; Charter One Bank, N.A. is acting as the syndication agent, and Norddeutsche Landesbank Girozentrale as the documentation agent.  Citicorp North America, Merrill Lynch, Deutsche Bank, Bank of Montreal and Bank of America National Association are also participating.

Inland Western Retail Real Estate Trust, Inc. is a real estate investment trust focused on the acquisition, development and management of retail properties, including lifestyle, power, neighborhood and community centers, in addition to single-user net lease properties in locations demonstrating solid demographics.  As of June 30, 2007, the portfolio consisted of 304 properties totaling approximately 45.7 million square feet, located in 38 states and one Canadian province.  Inland Western is one of four REITs that are, or have been, sponsored by affiliates of The Inland Real Estate Group of Companies, Inc., which collectively owns and manages approximately $20 billion in assets.  For further information, please see the company website at www.inland-western.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2006, and each Quarterly Report on Form 10-Q filed thereafter.  Inland Western Retail Real Estate Trust, Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.